               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM 8-K/A


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): June 6, 1996



                         Caribiner International, Inc.
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)



     1-14234                                         13-3466655
(Commission File Number)                  (I.R.S. Employer Identification No.)


  16 West 61st Street, New York, NY                        10023
(Address of principal executive offices)                (Zip Code)



      Registrant's telephone number, including area code: (212) 541-5300


         (Former name or former address, if changed since last report)

The Current Report on Form 8-K of Caribiner International, Inc. (the "Company"), initially filed with the Securities and Exchange Commission (the "Commission") on June 21, 1996, is hereby amended by this Form 8-K/A as follows:

Item 7 is hereby amended in its entirety to read as follows:


Item 7.           Financial Statements and Exhibits

The following financial statements and pro forma financial information are filed in this report:

(a)  Financial Statements of the Business Acquired

         Audited Financial Statements of Lighthouse, Ltd.

         (1)   Report of Independent Auditors

         (2)   Balance Sheet as of December 31, 1995

         (3)   Statement of Operations for the Year Ended December 31, 1995

         (4) Statement of Changes in Stockholders' Equity for the Year Ended December 31, 1995

         (5)   Statement of Cash Flows for the Year Ended December 31, 1995

         (6)   Notes to Financial Statements


         Unaudited Interim Financial Statements of Lighthouse, Ltd.

         (1)     Balance Sheet as of March 31, 1996

         (2) Statements of Operations for the Three Months Ended March 31, 1996 and 1995

         (3) Statements of Cash Flows for the Three Months Ended March 31, 1996 and 1995

         (4)     Note to Unaudited Financial Statements

(b)  Unaudited pro forma financial information:

         Unaudited Pro Forma Consolidated Financial Statements of Caribiner International, Inc.

         (1)   Unaudited Pro Forma Consolidated Balance Sheet as of March 31,
               1996

         (2) Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended September 30, 1995

         (3) Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended March 31, 1996

         (4)   Notes to Unaudited Pro Forma Consolidated Financial Statements

(c)  Exhibits:

         2.1 Agreement of Purchase and Sale of Assets, dated June 6, 1996, by and among the Company, Lighthouse, Fitzgerald, Moore and Hunt (schedules omitted -- the Company agrees to furnish a copy of any schedule to the Commission upon request)

        99.1  Press release, dated June 6, 1996

                                  SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Caribiner International, Inc. has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 1996        CARIBINER INTERNATIONAL, INC.

                              By:     /s/ Arthur F. Dignam
                                      --------------------------------------
                               Name:  Arthur F. Dignam
                               Title: Executive Vice President,
                                      Chief Financial and Administrative
                                      Officer

                        Report of Independent Auditors

To the Stockholders of
Lighthouse, Ltd.


We have audited the accompanying balance sheet of Lighthouse, Ltd. at December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lighthouse, Ltd. at December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.




New York, New York
July 3, 1996                                          Ernst & Young LLP

                               LIGHTHOUSE, LTD.

                                 BALANCE SHEET

                               DECEMBER 31, 1995


ASSETS
Current assets:
  Cash                                                                $  644,720
  Accounts receivable - trade (net of allowance for doubtful
     accounts of $90,400)                                              1,409,884
  Deferred charges                                                       266,321
  Prepaid expenses and other current assets                               48,705
  Deferred tax benefit                                                   122,675
      ----------
Total current assets                                                   2,492,305
      ----------
Property and equipment:
  Production equipment                                                 2,179,773
  Office equipment                                                       601,195
  Leasehold improvements                                                 152,269
  Transportation equipment                                                46,246
      ----------
                                                                       2,979,483
Less: accumulated depreciation                                         2,259,447
      ----------
Property and equipment, net                                              720,036
      ----------

Other assets:
  Marketable securities                                                   28,500
  Deposits                                                                10,539
  Deferred tax benefit                                                    25,154
      ----------
Total other assets                                                        64,193
      ----------
TOTAL ASSETS                                                          $3,276,534
      ==========

                See accompanying notes to financial statements.

                               LIGHTHOUSE, LTD.

                                 BALANCE SHEET

                               DECEMBER 31, 1995


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of notes payable                                   $  154,149
  Accounts payable                                                      506,602
  Deferred income                                                       965,402
  Accrued expenses                                                      527,346
  Income taxes payable                                                  192,370
                ----------
Total current liabilities                                             2,345,869
                ----------
Long-term debt, net of current portion                                  181,985
                ----------
Deferred gain                                                            33,038
                ----------





Stockholders' Equity:
  Common stock - no par value; authorized 10,000 shares;
     issued and outstanding 1,053 shares                                  1,053
  Paid-in capital                                                       442,444
  Unrealized loss on securities available for sale                         (813)
  Retained earnings                                                     272,958
                ----------
TOTAL STOCKHOLDERS' EQUITY                                              715,642
                ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $3,276,534
     ==========

                See accompanying notes to financial statements.

                               LIGHTHOUSE, LTD.

                            STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1995


Sales                                                              $10,396,342
Cost of sales                                                         6,983,996
               -----------

Gross profit                                                          3,412,346

Operating expenses:
   Selling, general and administrative expenses                       2,828,556
   Non-cash compensation expense                                        377,745
               -----------
Operating income                                                        206,045
               -----------
Other income (expense):
   Rental income                                                         22,470
   Interest expense, net                                                (25,470)
   Gain on sale of property and equipment                                 5,667
   Other income, net                                                     14,299
               -----------
Other income, net                                                        16,966
               -----------
   Income before income taxes                                           223,011
   Income taxes                                                         258,058
               -----------
Net loss                                                            $   (35,047)
                                                                    ===========

                See accompanying notes to financial statements.

                               LIGHTHOUSE, LTD.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                         YEAR ENDED DECEMBER 31, 1995



                                                                           Unrealized Loss
                                             Common Stock      Additional  on Securities                    Total
                                           ---------------     Paid-in     Available for    Retained        Stockholders'
                                           Shares   Amount     Capital     Sale             Earnings        Equity
                                          --------------------------------------------------------------------------------
Balance at January 1, 1995                 1,000   $ 1,000    $ 39,752     $  -             $  308,005      $  348,757
Issuance of common stock under
   Stock Option Plan                          53        53      24,947                                          25,000
Compensation expense incurred in
   connection with the Stock Option Plan                       377,745                                         377,745
Unrealized loss on securities available
   for sale                                                                   (813)                               (813)
Net loss                                                                                       (35,047)        (35,047)
Balance at December 31, 1995               1,053   $ 1,053    $442,444    $   (813)         $  272,958      $  715,642

                See accompanying notes to financial statements.

                               LIGHTHOUSE, LTD.

                            STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1995


Cash flows provided by (used in) operating activities:
Net loss                                                             $ (35,047)
    Adjustments to reconcile net loss to net cash flows
    provided by operating activities:
    Depreciation                                                        344,146
(Increase) in deferred tax benefit                                      (25,794)
Non-cash compensation expense                                           377,745
Allowance for doubtful accounts                                          78,400
Amortization of deferred gain                                           (17,234)
Gain on sale of property and equipment                                   (5,667)
(Increase) decrease in:
   Accounts receivable                                                  (63,553)
   Inventories                                                          (16,401)
   Deferred charges                                                     312,311
   Prepaid expenses and other current assets                             (8,355)
   Deposits                                                               9,280
Increase (decrease) in:
   Accounts payable                                                      36,773
   Deferred income                                                     (382,312)
   Accrued expenses                                                     267,794
   Income taxes payable                                                 153,973
   Due to related  entities                                             (44,524)
   Customer deposits                                                    (62,195)
               -----------
Net cash flows provided by operating activities                         919,340
               -----------


Cash flows provided by (used in) investing activities:
Proceeds from sales of property and equipment                            20,460
Purchase of property and equipment                                     (337,898)
Purchase of marketable securities                                       (29,313)
               -----------
Net cash flows used in investing activities                            (346,751)
               -----------

(Continued on next page.)

                               LIGHTHOUSE, LTD.

Cash flows provided by (used in) financing activities:
Net repayments on bank lines of credit                                $(126,104)
Repayments of capital lease obligations                                  (2,165)
Proceeds from borrowings on long-term notes payable                     126,104
Repayments of long-term notes payable                                  (125,192)
Proceeds from issuance of stock                                          25,000
                                                                      ---------
Net cash flows (used in) financing activities                          (102,357)
                                                                      ---------

Net increase in cash                                                    470,232
Cash-- beginning of year                                                174,488
                                                                      ---------
Cash-- end of year                                                    $ 644,720
                                                                      =========

Supplemental disclosure of cash flow information:
Cash paid during the year for:
   Interest                                                           $  46,255
                                                                      =========
   Income taxes                                                       $ 129,879
                                                                      =========


                See accompanying notes to financial statements.

                                LIGHTHOUSE, LTD.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1995

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Lighthouse, Ltd. (the "Company") (formerly Lighthouse Productions, Inc.) produces video productions and stages business events. In addition to these services, which account for more than half of total revenues, the Company also creates graphics supporting multi-media presentations, produces and creates internet home pages and develops interactive and CD-ROM programs.

The Company's clients, which are predominantly publicly-held companies, are principally located in the Midwest region of the United States. One of these clients, which is in the electronics industry, accounted for approximately 56% of total billings for the year ended December 31, 1995 and approximately 48% of accounts receivable at December 31, 1995. The Company has over 300 individual contacts at this client, spanning five divisions.
Management considers that, to a certain extent, these contacts act somewhat independently.

Uses of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recorded principally on the completed contract method of accounting. The recognition of revenue and production costs is deferred until a project is completed which is often within a three to six month time period. For those projects which provide for multiple events, the contract revenue and costs are apportioned and revenue and profit are recognized as each event occurs.

Deferred income represents advance billings on uncompleted jobs. Deferred charges represent costs incurred on uncompleted jobs.

                               LIGHTHOUSE, LTD.

                   NOTES TO FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Production Costs

Production costs include salaries, creative and technical personnel spent on specific contracts, and other direct costs including contracted services, equipment rentals and costs associated with the production of audio-visual effects. Such costs are deferred until project completion.

Cash

The Company considers all highly liquid investments with a maturity of twelve months or less when purchased, to be equivalent to cash. There were no cash equivalents as of December 31, 1995.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the following estimated useful lives:

                                                      Estimated
                  Asset                               Useful Life
                  -----                               -----------
                  Production equipment                5-7 years
                  Office equipment                    5-7 years
                  Transportation equipment              5 years
                  Leasehold improvements               15 years

Accounts Receivable

The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of the customers. Management reviews its customer receivables on an ongoing basis and writes off or provides an allowance for those receivables that it considers uncollectible.
The actual amount of uncollectible receivables may differ from the allowance estimated by management.

                               LIGHTHOUSE, LTD.

1. Nature of Business and Summary of Significant Accounting Policies (continued)


Inventories

Inventories consist of miscellaneous finished goods for resale and are valued at the lower of cost or market.

Marketable Securities

Management determines the appropriate classifications of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. At December 31, 1995, the investments, which consisted entirely of equity securities, were classified as available for sale and, accordingly, carried at market value, based on quoted prices with the unrealized gains and losses, net of tax, reported as a separate component of stockholders equity. These investments, which are being held for non-current uses, are classified as other assets.

Advertising

Advertising costs amounting to $19,934 in 1995 are expensed as incurred.

2. Employee Benefit Plan

The Company maintains a savings, investment and retirement plan for all employees. The plan, under Section 401(k) of the Internal Revenue Code, allows for voluntary employee contributions of up to 15% of their gross pay or $9,600, with a limited matching Company contribution and for other Company contributions in such amounts as the Board of Directors may determine. The Company's policy is to fund the benefit plan costs as accrued. The Company's contribution to the plan amounted to $38,323 for the year ended December 31, 1995.

                               LIGHTHOUSE, LTD.

3. Notes Payable

Notes payable consist of the following:

     LaSalle Bank--Westmont-
        Term Loan--$199,300--Installment note bearing interest at 8.00% per annum; Payable in monthly installments of $6,096; final payment due
           July 1997                                                                           $103,076
        Term Loan--$189,138 installment note bearing interest at 8.75% per annum; Payable in monthly installments of $4,684; final payment due
           June 1998                                                                            125,811
        Term Loan--$126,104 installment note bearing interest at 8.50% per annum; payable in monthly installments of $3,981; final payment due
           June 1998                                                                            107,247
                                                                                              ---------

     Total notes payable                                                                        336,134

     Less current portion                                                                       154,149
                                                                                               --------
     Long term note payable                                                                    $181,985
                                                                                               ========

The Company also has two lines of credit with LaSalle Bank-Westmont. The borrowings against the Accounts Receivable line of credit are limited to the lower of $750,000 or 65% of eligible accounts receivable, and the borrowings against the equipment line of credit are limited to $400,000. Both agreements provide for the loan to be collateralized by substantially all of the Company's assets and the personal guarantees of the principal stockholders, and require interest to be paid monthly at 0.75% over prime. The Company has no outstanding borrowings against these lines of credit at December 31, 1995. The facility expires on April 30, 1996.

The loan agreements with LaSalle Bank-Westmont contain various covenants which, among other matters, require the maintenance of certain financial ratios.

                               LIGHTHOUSE, LTD.

3. Notes Payable (continued)

The following is a summary of maturities due on the total notes payable at December 31, 1995:

                                                      Amount
                     Year ended December 31:
                     1996                              $154,149
                     1997                               131,279
                     1998                                50,706
                                                       --------
                     Total                             $336,134
                                                       ========

It is management's best estimate, based on currently available market quotes and the relatively short-term nature of the maturities involved, that the carrying value of the total notes payable at December 31, 1995 approximates their fair value.

4. Accrued Expenses

Accrued expenses at December 31, 1995, consist of the following:


                     Salaries and bonuses                    $332,700
                     Real estate taxes                        124,000
                     Legal provision                           40,000
                     Other                                     30,646
                                                             --------
                     Total                                   $527,346
                                                             ========
5. Transactions with Related Parties

The Company leases its main operating facilities in Rolling Meadows, Illinois from MHB Partners, Ltd., a corporation owned and operated, in part, by the stockholders of the Company, at a monthly base rent of $16,560. The lease, which expired on December 31, 1994, also provides for the Company to pay the cost of substantially all operating expenses, including real estate taxes, as additional rent. The Company is continuing to lease the premises on a month-to-month basis under the existing terms and conditions. For the year ended December 31, 1995, rent expense on the premises, including real estate taxes, amounted to $323,342.

                               LIGHTHOUSE, LTD.

The Company also has nominal amounts of transactions with Lighthouse Communications, Inc. and Lighthouse Business Incentives, entities owned wholly or partly by the principal stockholders of the Company.

6. Income Taxes

Components of the provision for income taxes attributable to continuing operations are as follows:

          Current:
              Federal                                       $233,680
              State                                           50,172
                                                            --------
          Total current                                      283,852

          Deferred                                           (25,794)
                                                            --------
                                                            $258,058
                                                            ========

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 are as follows:


          Deferred tax assets:
              Allowance for doubtful accounts               $ 37,335
              Deferred revenue, net deferred charges          48,170
              Bonus accrual                                   20,650
              Accrued legal provision                         16,520
              Deferred gain                                   13,644
              Leasehold amortization                          11,510
                                                            --------
          Total deferred tax assets                         $147,829
                                                            ========

The reconciliation of income tax attributable to operations computed at the U.S. federal statutory tax rates to income tax expense is as follows

          Tax expense at 34% statutory rate                     $ 75,824
          State income tax net of federal benefit                 45,613
          Non-deductible compensation expense                    128,433
          Other                                                    8,188
                                                                --------
                                                                $258,058
                                                                ========
7. Deferred Gain

In December 1994, the Company sold certain production equipment to LaSalle Bank-Westmont who then leased the equipment back to the Company under an equipment lease agreement requiring monthly payments of $7,247 and expiring on November 30, 1997. The future annual minimum base rents due under the equipment lease are $86,964 and $79,717 for December 31, 1996 and 1997, respectively.

The gain on sale of the equipment has been deferred and is being amortized over the term of the lease as a reduction of rent expense for equipment. Amortization for the year ended December 31, 1995 was $17,236.

8. Lease Commitments and Contingency

As more fully discussed in Note 5, the Company currently leases its Rolling Meadows facility from a related entity on a month-to-month basis.

The Company also leases additional premises in Schaumburg, Illinois at a monthly base rent of $3,292. The lease, which commenced on April 1, 1994, provides for the Company to pay the cost of certain operating expenses, including real estate taxes. The lease expires on March 31, 1996 with options to renew for up to six years. For the year ended December 31, 1995, rent expense on these premises, including real estate taxes, amounted to $39,508.


As more fully discussed in Note 7, the Company also leases certain production equipment from LaSalle Bank-Westmont.

                               LIGHTHOUSE, LTD.

8. Lease Commitments and Contingency (continued)

Total rent expense for equipment and other short-term leases for the year ended December 31, 1995 amounted to $1,164,028.

Contingency

As of December 31, 1995, the Company is involved in a lawsuit. It is the opinion of management that the ultimate liability resulting from this matter will not have a material effect on the Company's financial condition.

9. Stock Option Agreement

Under the terms of the Company's restricted stock option agreement entered into during 1992, an officer of the Company was granted the option to purchase 333 shares of the common stock of the Company, the exercise of which results in 25% ownership of the Company. The total exercise price of these options to the officer is $125,000. The options vest 5% per year and are exercisable for two years after vesting.

As of December 31, 1995, options to purchase 280 shares were outstanding, 124 of which were vested. During 1995, options to purchase 53 shares were exercised at a price of $475 per share, for a total exercise price of $25,000.

This option plan was amended during May 1995 to extend the vesting periods, among other things. This amendment resulted in a new measurement date for accounting for these options. During the year ended December 31, 1995, the Company recorded a one-time non-cash charge of $377,745, which is equal to the difference between the exercise price of the vested options and the value of the stock.

As a result of the change of control of the Company (see Note 10), all of the options became fully vested during June 1996.

10. Subsequent Events

On June 6, 1996, substantially all of the assets of the Company were sold to of the Company were assumed by Caribiner International, Inc. in a cash and stock transaction. As a result of this sale, all outstanding debt was paid by the acquiring company.

                               LIGHTHOUSE, LTD.

                                 BALANCE SHEET
                                  (unaudited)


                                                                      March 31,
                                                                       1996
ASSETS
Current Assets:
Cash                                                                $   373,922
Trade accounts receivable, net                                          995,203
Deferred charges                                                        557,534
Prepaid expenses and other current assets                               133,550
                                                                    -----------
       Total Current Assets                                           2,060,209
Property and equipment, net                                             761,886
Other assets                                                            202,922
                                                                    -----------
       TOTAL ASSETS                                                 $ 3,025,017
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of note payable                                     $   154,149
Trade accounts payable                                                  312,710
Accrued expenses and other current liabilities                          245,204
Deferred income                                                       1,434,710
                                                                    -----------
       Total Current Liabilities                                      2,146,773
Long-term debt                                                          135,167
Other liabilities                                                        28,727
                                                                   ------------
       TOTAL LIABILITIES                                              2,310,667
Stockholders' Equity:
Common stock                                                              1,111
Additional paid-in capital                                              467,386
Unrealized (loss)                                                        (3,313)
Retained earnings                                                       249,166
                                                                   ------------
TOTAL STOCKHOLDERS' EQUITY                                              714,350
                                                                   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $  3,025,017
                                                                   ============

         See accompanying note to the unaudited financial statements.

                                LIGHTHOUSE, LTD.

                            STATEMENTS OF OPERATIONS
                           for the Three Months Ended
                                  (unaudited)


                                                              March 31,
                                                      ---------------------
                                                         1996        1995
                                                         ----        ----
Sales                                                 $1,765,236  $1,228,184
Cost of sales                                            892,451     586,937
                                                      ----------  ----------
Gross profit                                             872,785     641,247
Operating expenses:
     Selling, general and administrative expenses        919,282     878,087
                                                      ----------   ---------
Operating loss                                           (46,497)   (236,840)

Other income (expense), net                                6,172      (4,737)
                                                      ----------   ----------
Loss before taxes                                        (40,325)   (241,577)
Income tax benefit                                        16,533      99,047
                                                      ----------   ----------
     Net loss                                        ($   23,325) ($ 142,530)
                                                     ============ ===========





See accompanying note to the unaudited financial statements.

                                LIGHTHOUSE, LTD.
                            STATEMENTS OF CASH FLOWS
                           for the Three Months Ended
                                  (unaudited)

                                                                                                               March 31,
                                                                                                        ------------------------
                                                                                                        1996                1995
                                                                                                        ----                ----
Cash flows from operating activities:
     Net loss                                                                                       ($   23,792)        ($  142,530)
     Adjustments to reconcile net loss to net cash provided by
      (used in) operating activities:
     Depreciation expense                                                                                61,994              54,052

Change in assets and liabilities:
     Decrease (increase) in accounts receivable                                                         414,681             (60,513)
     (Increase) in deferred charges                                                                    (291,213)           (466,772)
     (Increase) in prepaid expenses and other assets                                                    (86,663)             (3,772)
     (Decrease) in accounts payable                                                                    (193,892)            (86,960)
     Increase in deferred income                                                                        469,308           1,013,112
     (Decrease) in accrued expenses and other liabilities                                              (477,498)           (324,881)
                                                                                                    ------------       -------------
     Net cash used in operating activities                                                             (127,075)            (18,264)

Cash flow used in provided by investing activities:
     Purchase of property and equipment                                                                (101,905)            (24,426)

Cash Flow (used in) provided by financing activities:
     Net (repayments) borrowings of bank debt                                                           (46,818)             30,294
     Proceeds from sale of stock                                                                         25,000                --
     Loans to shareholders                                                                              (20,000)               --
                                                                                                    ------------      -------------
     Net cash (used in) provided by financing activities                                                (41,818)             30,294
                                                                                                    ------------      -------------
Net (decrease) in cash                                                                                 (270,798)            (12,396)
Cash, beginning of period                                                                               644,720             174,488
                                                                                                    -----------      --------------
Cash, end of period                                                                                 $   373,922         $   162,092
                                                                                                    ===========      ==============


See accompanying note to the unaudited financial statements.

                                LIGHTHOUSE, LTD.

                     NOTE TO UNAUDITED FINANCIAL STATEMENTS


1.   INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles from interim financial information and should be read in conjunction with Lighthouse, Ltd.'s audited financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results that may be expected for any other period or for a full fiscal year.

                         CARIBINER INTERNATIONAL, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


The following unaudited pro forma consolidated financial information of Caribiner International, Inc. (the "Company") gives effect to the acquisition of substantially all of the assets and assumption of certain of the liabilities (the "Lighthouse Acquisition") of Lighthouse, Ltd. ("Lighthouse"). Additionally, the pro forma consolidated financial information assumes an issuance and sale of only that number of the Company's shares of common stock as would generate net proceeds sufficient to repay substantially all indebtedness outstanding at the beginning of each period presented and to finance the Lighthouse Acquisition.

The Company believes that the accompanying unaudited consolidated pro forma financial information contains all adjustments necessary to fairly present its financial position as of March 31, 1996, and the results of its operations for the six months ended March 31, 1996 and the year ended September 30, 1995 as if, in the case of the Unaudited Pro Forma Consolidated Balance Sheet, the Lighthouse Acquisition had occurred on March 31, 1996, and, in the case of the Unaudited Pro Forma Consolidated Statements of Operations for the six months ended March 31, 1996 and the year ended September 30, 1995, the acquisition had occurred on October 1, 1995 and October 1, 1994, respectively.

The unaudited pro forma consolidated financial information has been included as required by the rules of the Commission and is provided for comparative purposes only. The unaudited pro forma consolidated financial information presented herein is based upon the historical consolidated financial statements of each of the Company and Lighthouse and should be read in conjunction with such financial statements and the related notes thereto, all of which are included elsewhere in this Form 8-K/A or in the Company's other filings with the Commission.

Lighthouse's fiscal year end (December 31) differs from the Company's fiscal year end (September 30). The unaudited Pro Forma Consolidated Statements of Operations for the six months ended March 31, 1996 and the year ended September 30, 1995 include Lighthouse's results of operations for Lighthouse's six months ended March 31, 1996 and its year ended December 31, 1995, respectively. As a result of the differing year ends of the Company and of Lighthouse, the results of operations of Lighthouse for the three months ended December 31, 1995 are included in both periods. The unaudited Pro Forma Consolidated Balance Sheet at March 31, 1996 includes Lighthouse's historical balance sheet at May 31, 1996, which is not materially different than the historical balance sheet at March 31, 1996.

The pro forma financial information presented does not purport to be indicative of the financial position or operating results which would have been achieved had the Lighthouse Acquisition taken place at the dates indicated and should not be construed as representative of the Company's financial position or results of operations for any future date or period.

                         CARIBINER INTERNATIONAL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 1996
                           (all amounts in thousands)

                                                                 Historical                                         Pro Forma
                                                      --------------------------------------------------------------------------
                                                        Caribiner                                                    Caribiner
                                                      International,        Lighthouse,           Pro Forma       International,
                                                           Inc.                Ltd.              Adjustments           Inc.
                                                      --------------------------------------------------------------------------
ASSETS
Cash                                                            $ 20,395           --             ($ 6,274) (a)        $ 14,121
Trade accounts receivable, net                                    31,558          1,318                                  32,876
Deferred charges                                                  11,514            717               --                 12,231
Prepaid expenses and other current assets                          1,610            202                (65) (b)           1,747
                                                      --------------------------------------------------------------------------
     Total Current Assets                                         65,077          2,237             (6,339)              60,975

Property and equipment - net                                       7,566            743               (250) (c)           8,059
Intangible assets - net                                           15,978            --               6,969  (d)          22,947
Other assets                                                         531             84               --                    615
                                                      --------------------------------------------------------------------------
     Total Assets                                               $ 89,152       $  3,064           $    380             $ 92,596
                                                      ==========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Portion of long-term debt                                    710           --                 --                    710
Trade accounts payable                                             4,464            353               --                  4,817
Accrued expenses and other current liabilities                    11,542            515                300  (e)          11,971
                                                                                                      (386) (f)
Deferred income                                                   18,092          1,663               --                 19,755
                                                      --------------------------------------------------------------------------
     Total Current Liabilities                                    34,808          2,531                (86)              37,253

Long-term debt                                                     1,225            273               (273) (g)           1,225
Deferred income                                                    8,339           --                 --                  8,339
Other liabilities                                                     91           --                 --                     91
                                                      --------------------------------------------------------------------------
     TOTAL LIABILITIES                                            44,463          2,804               (359)              46,908
Stockholders' Equity (Deficit)
Common stock                                                          95              1                 (1) (h)              95
Additional paid-in capital                                        59,583             90                (90) (h)          60,582

                                                                                                       999  (i)
Accumulated (deficit) earnings                                   (14,989)           169               (169) (h)         (14,989)
                                                      --------------------------------------------------------------------------
     TOTAL STOCKHOLDERS' EQUITY                                   44,689            260                739               45,688
                                                      --------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 89,152       $  3,064           $    380             $ 92,596
                                                      ==========================================================================

         See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                         CARIBINER INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Six Months Ended March 31, 1996
               (all amounts, except per share data, in thousands)

                                                         Historical                                               Pro Forma
                                             --------------------------------------------------------------------------------
                                               Caribiner                                                          Caribiner
                                             International,       Lighthouse, Ltd.        Pro Forma            International,
                                                  Inc.                                   Adjustments(j)             Inc.
                                             --------------------------------------------------------------------------------
Revenue                                         $ 51,627              $  6,234                 --                $ 57,861
Production costs                                  34,371                 3,342                 --                  37,713
                                             --------------------------------------------------------------------------------
Gross Profit                                      17,256                 2,892                 --                  20,148
Operating expenses:
   Selling, general and
      administrative expenses                     13,372                 1,908                 --                  15,280
   Non-cash compensation expense
                                                   1,072                    --                 --                   1,072
   Depreciation and amortization
                                                   1,322                   152                139  (k)              1,613
                                             --------------------------------------------------------------------------------
Total operating expenses                          15,766                 2,060                139                  17,965
                                             --------------------------------------------------------------------------------

Operating income (loss)                            1,490                   832               (139)                  2,183

Interest expense with related parties
                                                   1,199                   --              (1,199) (l)                --
Interest expense (income), other
                                                     668                   15                (719) (l)               (36)
Other expense (income), net                           --                  (31)                 --                    (31)
                                             --------------------------------------------------------------------------------


(Loss) income before taxes                          (377)                 848               1,779                  2,250

(Provision) benefit for taxes                        124                 (348)               (519) (m)              (743)
                                             --------------------------------------------------------------------------------

Net (loss) income                               ($   253)            $    500            $  1,260               $  1,507
                                             ================================================================================

Pro forma net income per common share
                                                 $  0.05                  --                   --               $   0.18
                                             ================================================================================

    See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                         CARIBINER INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended September 30, 1995
               (all amounts, except per share data in thousands)

                                                             Historical                                               Pro Forma
                                                 --------------------------------------------------------------------------------
                                                   Caribiner                                                          Caribiner
                                                 International,         Lighthouse,           Pro Forma            International,
                                                      Inc.                 Ltd.              Adjustments (j)             Inc.
                                                 --------------------------------------------------------------------------------
Revenue                                               $ 81,131          $ 10,396                $--                 $ 91,527
Production costs                                        54,312             6,984                 --                   61,296
                                                 --------------------------------------------------------------------------------
Gross Profit                                            26,819             3,412                 --                   30,231

Operating expenses:
       Selling, general and administrative
          expenses                                      19,306             2,484                 --                   21,790
       Non-cash compensation expense                      --                 378                 --                      378
       Depreciation and amortization                     2,330               344                  279  (k)             2,953
                                                 --------------------------------------------------------------------------------
Total operating expenses                                21,636             3,206                  279                 25,121
                                                 --------------------------------------------------------------------------------
Operating income                                         5,183               206                 (279)                 5,110

Interest expense with related parties                    2,234              --                 (2,234) (l)              --
Interest expense, other                                  1,259                25               (1,087) (l)               197

Other income, net                                         --                 (42)                --                      (42)
                                                 --------------------------------------------------------------------------------
Income before taxes                                      1,690               223                3,042                  4,955

(Provision) benefit for taxes                             (264)             (258)                 131  (m)              (391)
                                                 --------------------------------------------------------------------------------
Net income (loss)                                     $  1,426          ($    35)            $  3,173               $  4,564
                                                 ================================================================================
Pro forma net income per common share                 $   0.49              --                   --                 $   0.58
                                                 ================================================================================

     See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                         CARIBINER INTERNATIONAL, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) To reflect (i) the aggregate purchase price of approximately $5.3 million in cash and approximately $1.0 million in common stock of the Company (31,821 shares) for substantially all of the assets and the assumption of certain of the liabilities of Lighthouse, (ii) the repayment at closing of approximately $0.3 million of Lighthouse's outstanding debt and approximately $0.3 million of Lighthouse's existing bank overdraft; and,
       (iii) the payment of approximately $0.4 million of other transaction-related costs.

(b) To adjust the book value of certain equipment held for resale to reflect its estimated net realizable value.

(c) To adjust the net carrying value of Lighthouse's fixed assets to reflect the write-off, net of salvage value, of certain leasehold improvements and computer and office equipment not usable post-closing.

(d) To record the goodwill resulting from the acquisition after allocation of the purchase price to the net tangible assets.

(e) To accrue for transaction costs which include professional fees, duplicative salary and severance, and certain other costs incurred or to be incurred in order to consummate the acquisition.

(f) To reflect payment of certain employee-related accrued liabilities and other current liabilities at closing.

(g)    To reflect repayment of Lighthouse's outstanding debt at closing.

(h) To eliminate the stockholders' equity accounts of Lighthouse upon acquisition.


(i) To record additional paid-in capital resulting from the issuance of the Company's common stock in connection with the acquisition.

(j) Pro forma adjustments to the Unaudited Pro Forma Statements of Operations give effect to the acquisition of Lighthouse, Ltd. and the issuance and sale of only that number of shares of the Company's common stock as would generate net proceeds sufficient to repay substantially all outstanding indebtedness of the Company and to finance the acquisition of Lighthouse, as if such transactions had occurred at the beginning of each period presented.

(k) To record amortization expense related to the goodwill resulting from the acquisition.

(l) To decrease interest expense relating to the repayment of all bank borrowings and other long-term obligations, as if such amounts were repaid as of the beginning of each period presented.

(m) To reflect the tax effect of the pro forma adjustments, assuming utilization of the net operating loss benefits.